Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDTRONIC, INC.

ARTICLE 1 – NAME

1.1 The name of the corporation shall be Medtronic, Inc.

ARTICLE 2 – REGISTERED OFFICE

2.1 The registered office of the corporation shall be located at 710 Medtronic Parkway, Minneapolis, Minnesota.

ARTICLE 3 – STOCK

3.1 Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 1,602,500,000 shares, which shall consist of 1,600,000,000 shares of Common Stock with a par value of $.10 per share, and 2,500,000 shares of Preferred Stock with a par value of $1.00 per share. The Board of Directors is authorized to establish from the shares of Preferred Stock, by resolution adopted and filed in the manner provided by law, one or more classes or series of Preferred Stock, and to set forth the designation of each such class or series and fix the relative rights and preferences of each such class or series of Preferred Stock, including, but not limited to, fixing the relative voting rights, if any, of each class or series of Preferred Stock to the full extent permitted by law. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record.

3.2 Issuance of Shares to Holders of Another Class or Series. The Board of Directors is authorized to issue shares of the corporation of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

ARTICLE 4 – RIGHTS OF SHAREHOLDERS

4.1 No Preemptive Rights. No holder or any class of stock of the corporation shall be entitled to subscribe for or purchase such holder’s proportionate share of stock of any class of the corporation, now or hereafter authorized or issued.

4.2 No Cumulative Voting Rights. No shareholder shall be entitled to cumulate votes for the election of directors and there shall be no cumulative voting for any purpose whatsoever.

ARTICLE 5 – DIRECTORS

5.1 Written Action by Directors. Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

5.2 Elimination of Director Liability in Certain Circumstances. No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided, however that this Article 5, Section 5.2 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article 5, Section 5.2. No limiting amendment to or repeal of this Article 5, Section 5.2 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

5.3 Election of the Board of Directors. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen persons, who need not be shareholders. The number of directors may be increased by the shareholders or Board of Directors or decreased by the shareholders from the number of directors on the Board of Directors immediately prior to the effective date of this Section 5.3 provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding voting shares (as hereinafter defined), voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved, the number of directors shall remain the same.

At each annual meeting of shareholders, directors whose term of office is then expiring shall be elected annually for terms of one year and shall hold office until the next annual meeting of shareholders. In all cases, a director shall hold office until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship), with or without cause, shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding voting shares (as hereinafter defined), voting together as a single class. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next election of directors and until his or her successor shall be elected and have qualified.

Notwithstanding the foregoing, whenever the holders of any one or more classes or preferred or preference stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of preferred stock.

Only persons who are nominated in accordance with the procedures set forth in this Section 5.3 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 5.3. Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 90 days prior to the meeting, provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the corporation’s books; of such shareholder and (ii) the class and number of shares of the corporation which are beneficially owned by such shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in this Section 5.3. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 5.3 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

At a regular or special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the corporation who complies with the notice procedures set forth in this Section 5.3. For business to be properly brought before any regular or special meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor (except for shareholder proposals subject to Rule 14a-8(a)(3)(i) of the Securities Exchange Act of 1934, as amended) more than 90 days prior to the meeting, provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the regular or special meeting was mailed or such public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the regular or special meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. Notwithstanding anything in the corporation’s Bylaws to the contrary, no business shall be conducted at any regular or special meeting except in accordance with the procedures set forth in this Section 5.3. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 5.3 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding voting shares (as hereinafter defined), voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Section 5.3.

The term ‘voting shares’ shall mean shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for the purposes of this Article as one class.

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